Exhibit 99.1

WERNER ENTERPRISES, INC.
CONDENSED BALANCE SHEET
(In thousands, except share amounts)

	September 30, 2021	December 31, 2020
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$45,428	$29,334
Accounts receivable, trade, less allowance of $9,233 and $8,686, respectively	426,346	341,104
Other receivables	26,524	23,491
Inventories and supplies	11,787	12,062
Prepaid taxes, licenses and permits	8,140	17,231
Other current assets	51,566	33,694
Total current assets	569,791	456,916
Property and equipment	2,515,378	2,405,335
Less – accumulated depreciation	908,852	862,077
Property and equipment, net	1,606,526	1,543,258
Goodwill	44,710	—
Intangible assets, net	50,974	—
Other non-current assets (1)	207,140	156,502
Total assets	$2,479,141	$2,156,676

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$92,425	$83,263
Current portion of long-term debt	6,250	25,000
Insurance and claims accruals	70,073	76,917
Accrued payroll	43,397	35,594
Accrued expenses	27,574	25,032
Other current liabilities	21,509	28,208
Total current liabilities	261,228	274,014
Long-term debt, net of current portion	343,750	175,000
Other long-term liabilities	43,656	43,114
Insurance and claims accruals, net of current portion (1)	234,000	231,638
Deferred income taxes	253,335	237,870
Total liabilities	1,135,969	961,636
Temporary equity - redeemable noncontrolling interest	36,615	—
Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 66,884,251 and 67,931,726 shares outstanding, respectively	805	805
Paid-in capital	119,776	116,039
Retained earnings	1,598,232	1,438,916
Accumulated other comprehensive loss	(21,592)	(22,833)
Treasury stock, at cost; 13,649,285 and 12,601,810 shares, respectively	(390,664)	(337,887)
Total stockholders’ equity	1,306,557	1,195,040
Total liabilities, temporary equity and stockholders’ equity	$2,479,141	$2,156,676
(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheets as of September 30, 2021 and December 31, 2020.